Exhibit 23.2

The Board of Directors
The TJX Companies, Inc.

We consent to the incorporation by reference of our report dated December 1, 1995, with respect to the consolidated balance sheets of Marshalls of Roseville, Minn., Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, in the Form S-8 Registration Statement of the TJX Companies, Inc., which report appears in the Form 8-K/A of the TJX Companies, Inc. dated November 17, 1995.

                                                   /s/  KPMG Peat Marwick LLP
                                                        KPMG Peat Marwick LLP
Boston, MA
March 19, 1997